Exhibit 99.2

AMENDMENT TO AGREEMENT

This amendment to agreement (this “Amendment ”) is made and entered into as of May 20, 2018, by and between BioDelivery Sciences International, Inc., a Delaware corporation (the “Company”), and Broadfin Healthcare Master Fund, Ltd., a Cayman Islands exempted company (“Broadfin Healthcare”), and its affiliates (such Affiliates (as defined herein) together with Broadfin Healthcare, “Broadfin”). Each of the Company and Broadfin is referred to herein as a “Party” and, collectively, as the “Parties”.

WHEREAS, the Parties have heretofore entered in an agreement, dated May 17, 2018 (the “Agreement”), with respect to the composition of the Board and certain other matters as provided for in the Agreement; and

WHEREAS, the Parties now desire to amend certain aspects of the Agreement so as to ensure the Agreement comports with the rules and policies of The Nasdaq Stock Market.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in the Agreement and herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with Section 13 of the Agreement, the Parties, intending to be legally bound, hereby agree to amend the Agreement as follows:

1. Capitalized Terms. All capitalized terms not defined herein shall have the same meanings as set forth in the Agreement.

2. Amendment to Section 1(b)(iii) of the Agreement. Section 1(b)(iii) is hereby amended by adding the following proviso at the conclusion of such section: “and, provided, further, that, notwithstanding the provisions of this Section 1(b)(iii), if the election of either or both of the 2018 Nominees is not approved by the Company’s stockholders at the 2018 Annual Meeting, the resulting vacancy or vacancies (as the case may be) on the Board shall not be filled in accordance with the provisions of the Section 1(b)(iii) but rather shall be filled with the approval of a majority of the remaining Board members.”

3. Ratification of Agreement. Except as expressly modified and amended by this Amendment, all of the terms, provisions and conditions of the Agreement are hereby ratified and confirmed by the Parties.

4. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same instrument. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized signatories of the Parties as of the date first written above.

COMPANY: BIODELIVERY SCIENCES INTERNATIONAL, INC.

By:	/s/ Frank E. O’Donnell, Jr.
Name:	Frank E. O’Donnell, Jr.
Title:	Chairman of the Board

BROADFIN: BROADFIN HEALTHCARE MASTER FUND, LTD.

By:	/s/ Kevin Kotler
Name:	Kevin Kotler
Title:	Director